EX.99.B15(c)
                          NATIONS FUND PORTFOLIOS, INC.
                                DISTRIBUTION PLAN
                                INVESTOR C SHARES



    This Portfolios Distribution Plan (this "Plan") has been adopted by the Board of Directors of Nations Fund Portfolios, Inc. (the "Company") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

    Section 1. Payments for Distribution-Related Services. The Company may pay its Distributor for certain expenses that are incurred in connection with the support and distribution of Investor C Shares ("Shares") of the Company's funds, as listed in Exhibit A (collectively, the "Funds"). Payments by the Company under the Plan will be calculated daily and paid monthly at a rate or rates set from time to time by the Company's Board of Directors, provided that no rate set by the Board for any Fund may exceed the annual rate of 0.75% of the average daily net asset value of Shares of the Funds. For purposes of determining the payments payable under this Plan, the net asset value of the outstanding Shares of the respective Funds shall be computed in the manner specified in the Company's then current prospectuses and statement of additional information as amended or supplemented from time to time for such Shares.

    Section 2. Expenses Covered by Plan. Payments to the Distributor under
Section 1 of this Plan will be used by the Distributor (i) to compensate banks, broker/dealers or other financial institutions that have entered into Sales Support Agreements with the Distributor ("Selling Agents") for providing distribution assistance relating to Shares, (ii) for promotional activities intended to result in the sale of Shares such as by paying for the preparation, printing and distribution of prospectuses for other than current Shareholders, and (iii) to compensate Selling Agents for providing distribution services with regard to their Customers who are, from time to time, beneficial, and record owners of Shares.

    Section 3. Distribution and Sales Support Agreements. Any officer of the Company is authorized to execute and deliver, in the name and on behalf of the Company, a written agreement with the Distributor in a form duly approved from time to time by the Company's Board of Directors. Such agreement shall authorize the Distributor to enter into written Sales Support Agreements, in substantially the form attached hereto as Exhibit B ("Agreements"), with Selling Agents.

    As used herein, promotional activities include, but are not limited to, advertising via radio, television, newspapers, magazines and otherwise; preparing, printing and mailing sales materials, brochures and prospectuses (except for prospectuses used for regulatory purposes or for distribution to existing shareholders).

    Section 4. Limitations on Payments. Payment made by a particular Fund under
Section 1 must be for distribution or sales support services rendered for or on behalf of such Fund.

    However, joint distribution or sales support financing with respect to the Funds (which financing may also involve other investment portfolios or companies that are affiliated persons of such a person, or affiliated persons of the Distributor) shall be permitted in accordance with applicable regulations of the Securities and Exchange Commission ("SEC") as in effect from time to time.

    Upon proper authorization by the Company's Directors in accordance with Rule 12b-1 under the Act, expenses covered by this Plan may also include other expenses the Distributor (or any other person) may incur in connection with the distribution of the Company's Shares including, without limitation, expenditures for telephone facilities and in-house telemarketing, or in connection with shareholder servicing. Distribution service fees will not be used to pay any interest expenses, carrying charges or other financing costs (except to the extent permitted by the SEC). Distribution service fees will not be used to pay any general or administrative expenses of the Distributor.

    Except for the payments specified in Section 1, no additional payments are to be made by the Company under this Plan, provided that nothing herein shall be deemed to preclude the payments such Funds are otherwise obligated to make to
(i) their investment adviser or sub-investment adviser, pursuant to an Investment Advisory Agreement or Sub-Advisory Agreement (ii) their custodian, pursuant to a Custody Agreement, (iii) their transfer agent, pursuant to a Transfer Agency and Registrar Agreement, (iv) their administrator, pursuant to an Administration Agreement, (v) their co-administrator, pursuant to a Co-Administration Agreement, (vi) Servicing Agents, pursuant to Shareholder Servicing Agreements and (vii) for the expenses otherwise incurred by a Fund and the Company on behalf of the Shares in the normal conduct of such Fund's business pursuant to such Investment Advisory Agreement, Sub-Advisory Agreement, Custody Agreement, Transfer Agency and Registrar Agreement, Administration Agreement, Co-Administration Agreement and Shareholder Servicing Agreements. To the extent any such payments by the Company on behalf of a Fund to its investment adviser, sub-investment adviser, custodian, transfer agent, administrator or co-administrator or Servicing Agents; by or its investment adviser, sub-investment adviser, custodian, transfer agent, administrator or co-administrator or Servicing Agents, or any affiliate thereof, to any party pursuant to any agreement; or, generally, by the Company on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to have been approved pursuant to this Plan without regard to Section 1.

    With respect to Shares, actual distribution expenses incurred by the Distributor (or sales support expenses incurred by the Selling Agents) in a given year may exceed the sum of the fees received by the Distributor pursuant to this Plan and payments received by the Distributor pursuant to contingent deferred sales charges. Any such excess may be recovered by the Distributor, and retained by it or paid over to the Selling Agents, as applicable, in future years as long as this Plan is in effect. If this Plan is terminated or not continued, the Company shall not be obligated to pay the Distributor (or Selling Agents) for any expenses not previously reimbursed by the Company or recovered through contingent deferred sales charges.

    Notwithstanding anything herein to the contrary, no Fund shall be obligated to make any payments under this Plan that exceed the maximum amounts payable under Article III, Section 26 of the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

    Section 5. Reports of Distributor. So long as this Plan is in effect, the Distributor shall provide to the Company's Officers and Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended by it pursuant to the Distribution Agreement, or by Selling Agents pursuant to Sales Support Agreements, and the purposes for which such expenditures were made.

    Section 6. Approval of Plan. The Plan will become effective immediately, as to any Fund's Shares, upon its approval by (a) a majority of the outstanding Shares of such Fund, and (b) a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan.

    Section 7. Continuance of Plan. The Plan shall continue in effect for so long as its continuance is specifically approved at least annually by the Company's Board of Directors in the manner described in Section 6.

    Section 8. Amendments. The Plan may be amended at any time by the Board of Directors provided that (a) any amendment to increase materially the costs which a Fund's Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in Section 6 hereof.

    Section 9. Termination. The Plan is terminable, as to a Fund's Shares, without penalty at any time by (a) a vote of a majority of the Directors who are not "interested persons" (as defined in the 1940 Act) of the Company and who have no direct or indirect financial interest in the operation of this Plan or in any agreements entered into in connection with this Plan, or (b) a vote of a majority of the outstanding Shares of such Fund.

    Section 10. Selection/Nomination of Directors. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the 1940 Act) of the Company shall be committed to the discretion of such non-interested Directors.

    Section 11. Records. The Company will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Directors for a period of not less than six years.

    Section 12. Miscellaneous. The captions in this Plan are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                                    EXHIBIT A

                          NATIONS FUND PORTFOLIOS, INC.


        Nations Global Income Fund
        Nations Pacific Growth Fund
        Nations Emerging Markets Fund